ACQUISITION AND STOCK EXCHANGE AGREEMENT

This Acquisition and Stock Exchange Agreement (“Agreement”) is made on this 19 day of August, 2004, by and between EarthFirst Technologies, Inc. (“EFTI”), a Florida corporation, and Jaime Jurado and Teresa Jurado (collectively “Jurado”), individually, and Frank Sierra, Kathy E. Jurado, n/k/a Kathy Jurado Munoz, Kurt D. Jurado, Keith M. Jurado, Anthony LoCicero, James R. Davidson, Lawrence Pasetti; and Electric Machinery Enterprises, Inc. Employee Stock Ownership Trust (all of whom are collectively referred to herein as “Other Shareholders”).

R E C I T A L S:

A. EFTI is a technology development and licensing company. EFTI has expended substantial funds to develop and commercialize technology, including, but not limited to a process and state of the art equipment for the recycling of used tires which process and equipment produce useable component products and the development of patent pending processes for other solid and liquid waste recycling, and other innovative technologies known as “EFTI Technologies”.

B. Jurado and the Other Shareholders own Electric Machinery Enterprises, Inc. (“EME”). EME is a Florida corporation that operates an electrical contracting business including, but not limited to, the construction of power plants with turbine generators and related businesses.

C. EFTI is desirous of exchanging certain of its common shares for Jurado and the Other Shareholders shares in EME. It is the parties’ intention that this exchange be a tax free, stock for stock exchange pursuant to Section 368 and other relevant provisions of the Internal Revenue Code.

D. At the conclusion of this transaction, it is the intention of the parties that EME will remain corporately intact, but will be a wholly-owned subsidiary of EFTI and that Jurado and the Other Shareholders will own a substantial share of EFTI.

E. In connection with this Agreement, Jurado has agreed to remain as President of EME and will be nominated on any proposed slate as a director of EFTI.

F. The parties desire to enter into this Agreement to complete and effectuate the transaction described herein and to take such further action as may be necessary to conclude and complete the effectuation of this transaction and the parties intent.

Therefore, in consideration of Ten ($10.00) Dollars, the mutual promises set forth herein and other good and valuable consideration, the parties hereby agree as follows:

1. ACQUISITION OF EME

1.1 Acquisition Price

EFTI has agreed and shall deliver at the closing of this Agreement 40,000,000 shares of restricted common stock of EFTI. The stock delivered by EFTI shall be divided prorata among the

EME Shareholders according to the percentages in ownership they have in EME stock, except that the voting shares shall be entitled to a 1.5 to 1 weighting preference in the calculation of the prorata distribution. EFTI stock is being delivered in exchange for and to acquire all issued and outstanding shares of EME and all rights to any treasury stock, stock to be issued by stock option, if any separately, and all rights to unissued shares, if any.

1.2 The EME Shares

The EME shareholders agree to transfer to EFTI and EFTI agrees to acquire all issued and outstanding shares of EME in consideration of the EFTI stock described in Section 1.1. In exchange for the acquisition of all issued and outstanding shares of EME, EFTI does hereby exchange and agree to transfer to Jurado and the Other Shareholders the common shares of EFTI referenced above, subject to a restrictive legend in the form annexed hereto as Exhibit “A”. Simultaneously herewith, Jurado and Other Shareholders have endorsed all their shares in EME, such shares being 100% of all issued and outstanding shares in favor of EFTI and have authorized that these shares be re-registered and a certificate issued to EFTI evidencing EFTI’s 100% ownership of EME. A copy of this Stock Certificate is annexed hereto as Exhibit “B”.

1.3 Tax Free Exchange

It is the parties’ intention that the exchange of shares under this Agreement, pursuant to Sections 1.1, 1.2, and 1.3, are intended to be a tax free, stock for stock exchange within the meaning of Internal Revenue Code Sections including, but not limited to, Section 368. Therefore, the parties agree that on their corporate and individual tax returns, they shall truthfully and completely characterize this transaction as an exchange and will cooperate and will file the individual or joint filing of all exchange disclosure forms, documents, instruments or other papers necessary to qualify and obtain tax free exchange treatment of the exchange shares.

1.4 Amendment to EFTI Articles

EFTI, if necessary, will execute Amended and Restated Articles of Incorporation authorizing the issuance of additional shares as contemplated and necessary to effectuate this Agreement.

1.5 Prior Chapter 11

EFTI does hereby acknowledge that EME is in a pending Chapter 11 proceeding in the U.S. Bankruptcy Court for the Middle District of Florida. The parties acknowledge that as a result of this transaction, EFTI will be in control of EME and its Chapter 11 bankruptcy case. The parties also agree that EFTI can deal with EME and the EME shares EFTI receives under this Agreement in any way necessary to achieve confirmation of a Chapter 11 plan in which EFTI either retains the EME shares acquired under this Agreement or if required, is issued new shares of EME such that EFTI owns 100% of all issued and outstanding shares of EME at the time of confirmation of EME’s Amended Reorganization Plan. Notwithstanding the foregoing, EFTI agrees it will cause EME to assume its Lease Agreement with Hanna Properties Corp.

1.6 Further Documentation

The parties agree that the final structure and form of the transfers called for herein may be modified or altered as necessary to maximize the financial and tax treatment of the transactions for the parties, provided the consideration to be given by each party shall not be changed. The parties agree to execute any and all additional documents or instruments prior to or after the Closing necessary to effectuate the intents, purposes and transactions called for in this Agreement.

2. EFTI WARRANTIES

EFTI and its wholly-owned subsidiaries represent, jointly and severally, as of the date hereof and as of the closing date, that:

2.1 Organization

EFTI has been duly organized under the laws of the State of Florida and is a valid existing corporation and in good standing with requisite power and authority to own its properties and to transact the business in which it is now engaged. EFTI is duly qualified to do business in each jurisdiction where they are required to be qualified in connection with its properties, businesses and operations. EFTI possesses all rights, licenses, permits and authorizations governmental or otherwise, necessary to entitle it to own or hold real, personal or intangible property and to transact the business in which it is now engaged.

2.2 Proceedings

EFTI has taken all steps necessary to authorize the execution, delivery and performance of this Agreement, all exhibits, and all related documents or instruments. Copies of the resolutions of EFTI’s Board of Directors authorizing this Agreement and all related documents and instruments are annexed hereto as composite Exhibit “C”. This Agreement and all related documents or instruments have been duly executed and delivered by or on behalf of EFTI and constitutes legal, valid and binding obligations of EFTI enforceable against it in accordance with their respective terms.

2.3 No Conflicts

The execution, delivery and performance of this Agreement and all related documents will not conflict or result in a breach of any terms or provisions of or constitute default under it, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of EFTI, or result in any violation of any statute, order, article of incorporation, bylaw, voting trust, SEC ruling or oversight, rule or regulation, Court, governmental, or administrative order or the requirements of any governmental agency or body having jurisdiction over EFTI. Further, no administrative tribunal, Court, government body, regulatory agency, shareholder or other authorization or consent is required for the execution, delivery and performance of this Agreement by EFTI.

2.4 Litigation

There are no actions, suits or proceedings at law or in equity, before a government tribunal, administrative agency, government agency or otherwise that are now pending or threatened by any person or entity, against EFTI or its subsidiaries and to the best of EFTI’s knowledge, after diligent inquiry, there is no basis for any action, suit or proceeding that might affect EFTI, its subsidiaries or their properties, except those matters expressly disclosed by name, content and posture on Exhibit “D” annexed hereto.

2.5 Agreements

EFTI and its subsidiaries are not parties to any agreement or instrument subject to any restriction which is violated by entering into this Agreement or any restriction of any kind or nature that might materially and adversely affect EFTI or its business, properties, assets, operations or conditions, financial or otherwise. EFTI is not in default in any material respect in the performance, observation or fulfillment of any obligation, covenant, condition, representation (whether written or oral), of any contract or agreement made in favor of any other party, whether in writing or otherwise, except as disclosed on Exhibit “E”, which exhibit shall also describe the terms of cure for any such defaults.

2.6 Title

EFTI, directly or through wholly-owned subsidiaries, holds good, marketable and defeasible title and all rights to exploit the EFTI Technologies.

2.7 Financial Information

EFTI has delivered to Jurado and the Other Shareholders copies of its last two public filings and its last audited financial statement and a balance sheet, and profit and loss statement from the date of the last annual statement to May 31, 2004. Jurado and the Other Shareholders also have had the right at all times to review all financial books and records of EFTI. All financial information provided by EFTI is true, correct and complete in all material respects, accurately represent the financial condition of EFTI as of the date of such reports and the reports are prepared in accordance with GAAP throughout the periods covered.

2.8 No Plan Assets

EFTI and its subsidiaries are not an “employee benefit plan” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of EFTI or its subsidiaries constitute or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101.

In addition, (i) EFTI and its subsidiaries are not a “governmental plan” within the meaning of Section 3(32) of ERISA and (ii) transactions by or with Borrower are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans.

2.9 Compliance

EFTI and its subsidiaries are not in default or violation of any order, writ, injunction, decree or demand or any governmental authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of EFTI and its subsidiaries. There has not been committed by EFTI, any act or omission affording the federal government or any state or local government the right of forfeiture as against the EFTI Technologies or any part thereof or any monies paid in performance of EFTI’s or its subsidiaries’ obligations under the Agreement. EFTI and its subsidiaries hereby covenant and agree not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.

2.10 Not a Foreign Person

EFTI and its subsidiaries are not “foreign persons” within the meaning of Section 1445(f)(3) of the Code.

2.11 Assessments

EFTI and its subsidiaries do hereby warrant that there are no pending tax, special assessment, state or federal intangibles, tax or excise tax or any other public or private assessment of any kind or nature against any of them or the EFTI Technology unless described in its public filings with the SEC.

2.12 Liability Insurance

EFTI and its subsidiaries are aware of no claims arising out of the construction or use of any prototypes of products of the EFTI Technologies and further warrant and represent that any liability for personal injury or property damage or for products liability is insured pursuant to those policies of insurance.

2.13 Illegal Activity

Neither EFTI nor its subsidiaries have engaged in any illegal activity, violated any law or rule governing the registration, solicitation or sale of securities, nor have issued any warrant, option, stock certificate, debenture or any other security in violation of applicable law. Further, EFTI and its subsidiaries warrant and represent that no proceeds received by them from any source have been misappropriated or used for any illegal activity.

2.14 SEC Compliance

EFTI is in full compliance with all SEC requirements for its operation and to retain its NASD, OTC BB. EFTI will remain fully compliant with all SEC requirements. EFTI does now and will continue to take all actions required of EFTI to meet all of the conditions set forth in SEC Rule 144 for an exemption to the SEC’s registration requirements.

2.15 Survival of Representations

EFTI agrees that all representations and warranties set forth in this Section 2 or elsewhere in this Agreement, in any exhibit or in any other document executed in connection with this Agreement shall survive the Closing and the full term of this Agreement. All representations, warranties, covenants and agreements made by either party hereto shall be deemed to have been relied upon by either party notwithstanding any investigation heretofore or hereafter made by either party.

3. EME SHAREHOLDER WARRANTIES

Jurado and the Other Shareholders of EME, (except Kathy Jurado Munoz, who disclaims any representation and/or warranty of any kind or nature to EFTI) as of the date of this Agreement, warrant and represent that:

3.1 Organization

EME has been duly organized under the laws of the State of Florida and are valid existing and in good standing with requisite power and authority to own its properties and to transact the business in which it is now engaged, subject to the requirements of the Bankruptcy Court and applicable bankruptcy law. EME is duly qualified to do business in each jurisdiction where it is required to be qualified in connection with its properties, businesses and operations. EME possess all rights, licenses, permits and authorizations, governmental approvals or such other approvals, necessary to entitle it to own or hold real, personal or intangible property and to transact the business in which it is now engaged.

3.2 Proceedings

The EME Shareholders have taken all steps necessary to authorize the execution, delivery and performance of this Agreement by them.

3.3 No Conflicts

The execution, delivery and performance of this Agreement and all related documents will not conflict or result in a breach of any terms or provisions of or constitute default under it, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of EME, nor result in any violation of any statute, order, article of incorporation, bylaw, voting trust, Court, governmental, or administrative order or the requirements of any governmental agency or body having jurisdiction over EME.

3.4 Litigation

There are no actions, suits or proceedings at law or in equity, before a government tribunal, administrative agency, government agency or otherwise that is now pending or threatened by any person or entity, against the EME Shareholders, and to the best of the EME Shareholders’ knowledge, after diligent inquiry, there is no basis for any action, suit or proceeding that might affect them except as disclosed on Exhibit “F”.

3.5 Agreements

The EME Shareholders are not party to any agreement or instrument subject to any restriction which is violated by entering into this Agreement or any restriction of any kind or nature that might materially and adversely affect their ability to consummate this transaction or that will cause EME or its business, properties, assets, operations or conditions, financial or otherwise, except the Chapter 11 case and as is otherwise disclosed on Exhibit “G”.

3.6 Title

Jurado and the Other Shareholders hereby represent and warrant that they will own and transfer to EFTI their EME shares free and clear of all claims, liens, and encumbrances of any kind or nature and that the shares are not subject to any assessment or obligation for contribution.

The EME Shareholders also represent that EME holds good, marketable and defeasible title and all rights to its assets. EME has not placed any liens or other encumbrances against its stock or assets except as disclosed in Exhibit “H” nor has made any agreements with any other person or entity for the sale, use, or other disposition of EME’s assets.

3.7 Financial Information

EFTI has obtained and thoroughly reviewed EME’s financial statements and a balance sheet, profit and loss statement for its last year and for the current year through June 30, 2004 and all requested backup information. All financial information provided to EFTI is correct and complete in all material respects, accurately represent the financial condition of EME as of the date of such reports and are prepared in accordance with GAAP throughout the periods covered.

3.8 Full and Accurate Disclosure

Statements of fact, including the recitals made by EME Shareholders, are true and correct and no material fact has been omitted that would make the statements or representations made herein false or misleading.

3.9 No Plan Assets

EME is not an “employee benefit plan” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of EME constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (i) EME is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (ii) transactions by or with Borrower are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans.

3.10 Compliance

The EME Shareholders represent EME is not in default or violation of any order, writ, injunction, decree or demand or any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of EME.

3.11 Not a Foreign Person

The EME Shareholders represent EME is not “foreign persons” within the meaning of Section 1445(f)(3) of the Code.

3.12 Assessments

The EME Shareholders represent that there are no pending tax, special assessment, state or federal intangibles, tax or excise tax or any other public or private assessment of any kind or nature against EME or its property, except as disclosed on Exhibit “I”.

3.13 Illegal Activity

The EME Shareholders represent EME has not engaged in any illegal activity, violated any law or rule governing the registration, solicitation or sale of securities, nor have issued any warrant, option, stock certificate, debenture or any other security in violation of applicable law. Further, EME warrants and represents that no proceeds received by them from any source have been misappropriated or used for any illegal activity. EME has not engaged in any illegal activities, violated any law or rule.

3.14 EME Reorganization Plan

The EME Shareholders represent that they have provided EFTI with EME’s Amended Reorganization Plan which has been filed with the Court in the form provided to Leon Toups on July 30, 2004, and that the Amended Reorganization Plan has not been changed or altered.

3.15 Warranties Constitute Continuing Covenants

All the warranties made by the EME Shareholders hereunder shall, in addition to being prior and current warranties, shall constitute continuing covenants that will be maintained affirmatively at all times during the terms of this Agreement.

3.16 Survival of Representations

The EME Shareholders agree that all representations and warranties set forth in this Section 5 or elsewhere in this Agreement, in any exhibit or in any other document executed in connection with this Agreement shall survive the Closing and the full term of this Agreement. All representations, warranties, covenants and agreements made by either party hereto shall be deemed to have been relied upon by either party notwithstanding any investigation heretofore or hereafter made by either party.

4. PUBLIC DISCLOSURE OF TRANSACTIONS

4.1 This Agreement

The parties shall only disclose this Agreement and its specific terms and conditions to the extent required by applicable law, and the parties represent that they have only disclosed this Agreement and its contents to their attorneys, accountants, and consultants as necessary to conclude this transaction. The parties shall make a joint press release immediately after the closing of this transaction, but has not disclosed this transaction except to employees and attorneys and accountants to the parties necessary to effectuate the agreement.

4.2 Future Agreements

Future agreements between the parties shall only be disclosed as necessary under applicable law.

5. NATURE OF THE RELATIONSHIP

5.1 Contractual Relationship

The parties acknowledge that their only relationship is a contractual relationship and that the parties do not owe any fiduciary or other duty to one another except for the duties imposed by this contract.

5.2 No Agency, Joint Venture or other Relationship

The parties acknowledge that they will not hold themselves out as an agent, partner or co-venturer of the other and that this Agreement is not intended and does not create an agency, partnership, joint venture or any other type of relationship except the contract relationships established hereby.

5.3 No Undisclosed Dealings

The parties acknowledge that they have not been induced to execute this Agreement by promises of compensation, in cash or kind, from the other and that there are no side agreements, side dealings or undisclosed dealings between the parties affecting or relating to this Agreement except as contained herein.

6. DEFAULTS AND REMEDIES

The parties agree that the breach of any warranties, terms or conditions hereof may be enforced by the other in accordance with applicable law and the remedies provided herein. However, the parties agree that no claim may be brought on any warranty or representation or other breach hereunder if not brought within twelve (12) months from the date hereof.

7. DISPUTE RESOLUTION

7.1 Arbitration

The parties have selected as their sole means for resolving matters of interpretation, construction of this Agreement or the existence of a default or damages or remedies hereunder by binding arbitration pursuant to the rules of the American Arbitration Association.

7.2 Arbitration Notice

In the event a party determines that there is a valid dispute, matter for interpretation, issue of construction, default or such other similar need for third party intervention and determination of the parties’ rights under this Agreement, the parties seeking such determination shall give an arbitration notice stating that it intends to initiate an arbitration proceeding in thirty days if the matters set forth with specificity in the arbitration notice are not resolved in thirty days. This shall not prevent either party from, within the thirty days, sending out appropriate default or termination notices or such other notices as may be appropriate under this Agreement.

7.3 Location of Arbitration

The arbitration under this Agreement shall be held in Tampa, Florida.

7.4 Makeup of Panel

The arbitration panel shall consist of a professional commercial arbitrator, a CPA with background and credentials in technology and technology-related companies and a arbitrator who is an attorney with 20 years’ construction company and construction law experience.

7.5 Binding Decision

The arbitration intended by this Agreement is binding arbitration and may be confirmed by a court of competent jurisdiction but does not require any further judicial action and shall be deemed non-appealable.

7.6 Injunction

The requirement of binding arbitration shall not preclude either parties’ ability to obtain temporary injunctive relief in a court of competent jurisdiction to protect or preserve rights hereunder and such injunctive relief shall be considered ancillary to the arbitration proceedings.

8. MISCELLANEOUS

8.1 Waivers.

No waiver of any default shall be implied from any delay or omission by the parties to take action on account of such default, and no express waiver shall affect any default other than the default specified in the waiver and it shall be operative only for the time and to the extent therein stated.

8.2 Benefit.

This Agreement is made and entered into for the sole protection and benefit of EFTI, Jurado, and the Other Shareholders, their successors and assigns, and no other person or persons have any right to action hereon or rights as a third party beneficiary as a result of the execution of this Agreement.

8.3 Assignment.

The terms hereof shall be binding upon and inure to the benefit of the heirs, successors, assigns, and personal representatives of the parties hereto.

8.4 Amendments.

This Agreement shall not be amended except by a written instrument signed by all parties hereto.

8.5. Terms.

Whenever the context and construction so require, all words used in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine. This Agreement is the product of intensive negotiations between the parties, and as such the identity of the drafter shall not be relevant in construction of this Agreement.

8.6 Governing Law and Jurisdiction.

This Agreement and all matters relating thereto shall be governed by and construed and interpreted in accordance with the laws of the State of Florida. The parties hereby submit to the jurisdiction of the state and federal courts located in Hillsborough County, Florida.

8.7. Savings Clause.

Invalidation of any one or more of the provisions of this Agreement shall in no way effect any of the other provisions hereof, which shall remain in full force and effect.

8.8. Execution in Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument, and in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

8.9 Captions.

The captions herein are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement nor the intent of any provision hereof.

8.10 Time is of the Essence.

Time is of the essence as to this Agreement.

8.11 Entire Understanding.

This Agreement constitutes the entire understanding between the parties, and all prior or contemporaneous oral agreements, understandings, representations and statements are merged into this Agreement.

8.12 Notices.

Any and all notices, designations, consents, offers, acceptances, or any other communication provided for herein shall be given in writing by certified mail or by reputable overnight courier service, e.g. Federal Express, which shall be addressed as follows:

Jaime Jurado	Leon A. Williamson, Jr., Esq.
2515 E. Hanna Avenue	P.O. Box 2022
Tampa, FL 33610	Tampa, FL 33601-2022

EFTI	David S. Jennis, Esq.
c/o Leon Toups	Jennis & Bowen
2515 E. Hanna Avenue	400 N. Ashley Drive, Suite 2540
Tampa, FL 33610	Tampa, FL 33602

8.13 Survival.

The representations and warranties and provisions of this Agreement shall survive any closing hereunder.

8.14 Attorneys’ Fees.

In the event that any party is required to engage the services of legal counsel to enforce its rights under this Agreement against any other party, regardless of whether such action results in litigation, the prevailing party shall be entitled to reasonable attorneys’ fees and costs from the other party, which in the event of litigation shall include fees and costs incurred at trial, on appeal, and incident to any bankruptcy proceeding.

8.15 WAIVER OF JURY TRIAL.

BY ACCEPTANCE HEREOF, THE PARTIES AGREE THAT NONE OF THEM SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDINGS, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY INSTRUMENT EVIDENCING OR RELATING TO THIS AGREEMENT. NONE OF THE PARTIES WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY NEGOTIATED BY THE PARTIES, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS.

8.16 Closing

The Closing shall take place on or before August 20, 2004 at 2:00 pm at the offices EME at 2515 E. Hanna Ave., Tampa, Florida, 33610 All funds, documents and exhibits called for herein shall be delivered at or prior to Closing.

IN WITNESS WHEREOF, EFTI, Jaime Jurado, Teresa Jurado, and the Other Shareholders have executed this Acquisition and Stock Exchange Agreement as of the above written date.

SIGNATURES ON FOLLOWING PAGES

WITNESSES	EARTHFIRST TECHNOLOGIES, INC.

By:
John Stanton
Chairman / CEO
Printed Name

Printed Name

Printed Name
Jaime Jurado
Printed Name

Printed Name
Teresa Jurado
Printed Name

Printed Name
Anthony LoCicero

Printed Name

Printed Name
Frank J. Sierra

Printed Name

Printed Name
James R. Davidson

Printed Name

Printed Name

Lawrence Pasetti
Printed Name

Printed Name

Keith Jurado

Printed Name

Printed Name

Kathy Jurado Munoz

Printed Name

Printed Name

Kurt D. Jurado

Printed Name

ELECTRIC MACHINERY ENTERPRISES, INC. EMPLOYEE STOCK OWNERSHIP TRUST

Printed Name
Jaime Jurado
Plan Trustee
Printed Name

EXHIBIT “A”

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended and may not be sold, transferred, pledged, hypothecated or otherwise disposed of in the absence of (i) an effective registration statement for such securities under said act or (ii) an opinion of company counsel that such registration is not required.

EXHIBIT “B”

STATE OF FLORIDA

NUMBER	SHARES
37	1,374,941.02

ELECTRIC MACHINERY ENTERPRISES, INC.

10,000,000 SHARES CLASS “A” COMMON STOCK

$.01 Par Value

This Certifies that EarthFirst Technologies, Inc. is the owner of 1,374,941.02 Class “A” Shares of the Capital Stock of

ELECTRIC MACHINERY ENTERPRISES, INC.

transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this 20th day of August A.D. 2004

Frank F. Walker
ASSISTANT SECRETARY	PRESIDENT

SHARES 1,374,941.02/ EACH

$.01

STATE OF FLORIDA

NUMBER	SHARES
28	1,092,538.99

ELECTRIC MACHINERY ENTERPRISES, INC.

10,000,000 SHARES CLASS “B” COMMON STOCK

$.01 Par Value

This Certifies that EarthFirst Technologies, Inc. is the owner of 1,092,538.99 Class “B” Shares of the Capital Stock of

ELECTRIC MACHINERY ENTERPRISES, INC.

transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this 20th day of August A.D. 2004

Frank F. Walker
ASSISTANT SECRETARY	PRESIDENT

SHARES 1,092,538.99/ EACH

$.01

EXHIBIT “C”

CERTIFICATE OF RESOLUTION

WHEREAS, EARTHFIRST TECHNOLOGIES, INC. has convened a meeting of its Board of Directors on proper notice, or obtained waiver and consent to action, without a formal Board Meeting, and

WHEREAS, the matter considered was entering into an Acquisition and Stock Exchange Agreement with ELECTRIC MACHINEREY ENTERPRISES, INC. (“EME”) Shareholders (“Agreement”), and

WHEREAS, an affirmative vote and consent was obtained, and

WHEREAS, it is in the best interest of the company to adopt this Resolution,

THEREFORE, it is hereby Resolved:

1.	John Stanton is hereby authorized to execute the Agreement as the principal officer of the company. John Stanton is also authorized to negotiate any reasonable modifications necessary to obtain the full execution of the Agreement.

2.	The company, through its attorneys and accountants, is authorized to immediately take all action necessary to effectuate the stock exchange required by the Agreement.

3.	John Stanton is hereby authorized to take all such action as may be necessary to take all other action necessary to effectuate the Agreement.

IN WITNESS WHEREOF, the Chairman of the Board of EARTHFIRST TECHNOLOGIES, INC. does set his hand to this Certificate of Resolution and direct that it be made a permanent part of the corporate books and records on this 19th day of August, 2004.

John Stanton, Chairman of the Board

EXHIBIT “D”

Litigation

August 26, 2004

Aidman, Piser and Company	VIA FAX AND MAIL
401 East Jackson Street, Suite 3400
Tampa, Florida 33602

Re:        EarthFirst Technologies, Incorporated

To whom it may concern:

By letter dated March 12, 2004 and received by us on April 9, 2004, EarthFirst Technologies, Incorporated (the “Company”), requested that we furnish you with certain information in connection with your examination of the accounts of the Company as of December 31, 2003.

Although this firm represents the Company on a regular basis, our engagement has been limited to specific matters that were referred to us by the Company.

This response is limited by, and is in accordance with, the American Bar Association Statement of Policy Regarding Lawyers’ Responses to Auditors’ Requests for Information (the “Statement”). Without limiting the generality of the foregoing, the limitations contained in the Statement on the scope and uses of this response (paragraphs 2 and 7) are specifically incorporated herein by reference, and any description herein of any “loss contingencies” is qualified in its entirety by paragraph 5 of the Statement and the accompanying Commentary (which is an integral part of the Statement).

Consistent with the last sentence of paragraph 6 of the Statement as requested in the Company’s letter, this will confirm that whenever, in the course of performing legal services for the Company with respect to a matter recognized to involve an unasserted possible claim or assessment that may call for financial statement disclosure, we have formed a professional conclusion that the Company must disclose or consider disclosure concerning such possible claim or assessment, we, as a matter of professional responsibility to the Company will so advise the Company and will consult with the Company concerning legal matters involving such disclosure and the applicable requirements of Statement of Financial Accounting Standards No. 5.

Aidman, Piser and Company

August 26, 2004

As requested in the Company’s letter, this response is limited to items of loss contingencies that are individually in excess of $7,000.00 or in the aggregate in excess of $7,000.00. Moreover, this response does not include any loss contingencies involving the Company’s former subsidiary SAC-I, Inc.

Subject to the foregoing, we advise you that for the financial period under audit, we have not been engaged to give substantive attention to, or represent the Company in connection with, material loss contingencies that are within the scope of clause (a) of paragraph 5 of the Statement, except as follows:

1. CNC Associates, Inc. vs. Toups Technology Licensing, Inc. n/k/a EarthFirst Technologies, Inc. and Leon H. Toups, Case No. 00-8016-CI, in the Circuit Court for Pinellas County, Florida.

A. Nature of Litigation: In or about September 2000, a judgment was entered in favor of CNC Associates, Inc. (“CNC”) and against the Company in the aggregate amount of $350,883.67, in the Superior Court of Ventura County, California.

B. Progress of Case: In or about December, 2000, CNC recorded its judgment in the Circuit Court for Pinellas County, Florida. Since that date, we are not aware of any attempt by CNC to collect its judgment.

C. Management’s Response: If CNC actively pursues collection efforts, the Company may attempt to settle this matter, hopefully at a substantial discount off the amount of CNC’s judgment.

D. Evaluation: As noted above, judgment has already been entered by the California Court, and recorded in the Circuit Court for Pinellas County, Florida. The amount or range of potential loss is the aggregate amount of the judgment, plus subsequently accruing interest, costs and attorneys’ fees.

2. GATX Technology Services Corporation vs. EarthFirst Technologies, Inc., Case No. 02-00883, Division J, in the Circuit Court for Hillsborough County, Florida.

A. Nature of Litigation: This case arose out of equipment leases which the Company had with the plaintiff GATX Technology Services Corporation (“GATX”). GATX alleged that the Company defaulted in its payments under the equipment leases. GATX further alleged that the Company defaulted under a letter agreement dated August 27, 2000, whereby the Company agreed to pay GATX the principal sum of $106,666.00.

B. Progress of Case: On October 1, 2002, a judgment was entered in favor of GATX and against the Company, in the aggregate amount of $123,235.00. Since that date, GATX has engaged in post-judgment discovery, but has not collected on its judgment.

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C. Management’s Response: If GATX aggressively pursues collection efforts, the Company may attempt to negotiate a settlement of this case, hopefully at a substantial discount, with the settlement payments being made in installments.

D. Evaluation: As noted above, judgment has already been entered against the Company. Accordingly, the amount or range of potential loss is the aggregate amount of the judgment, plus subsequently accruing interest, costs and attorneys’ fees.

3. The CIT Group/Equipment Financing, Inc. vs. Earthfirst Technologies, Inc. and Leon Toups, Case No. 01-003355-CI-015, in the Circuit Court for Pinellas County, Florida.

A. Nature of Litigation: This is a suit under an equipment lease, in which the plaintiff The CIT Group/Equipment Financing, Inc. (“CIT”), alleged it was owed the principal amount of $43,784.01 plus interest, costs and attorneys’ fees.

B. Progress of Case: This case was settled in or about the third quarter of 2003. The Company made a lump sum settlement payment of $10,000.00, and received a certified statement from CIT that CIT received sales tax payments in the amount of $6,196.54 over the life of the equipment lease. The Company intends to use this certified statement in connection with the sales and use tax examination by the Florida Department of Revenue.

C. Management’s Response: See ¶ B above.

D. Evaluation: See ¶ B above.

4. Florida Industrial Products, Inc. vs. Toups Technology Licensing, Inc., Case No. 00-03961, Division “H”, in the Circuit Court for Hillsborough County, Florida.

A. Nature of Litigation: This case involves a claim by Florida Industrial Products, Inc. (“FIP”), alleging that the Company failed to pay for materials purchased from FIP on credit.

B. Progress of Case: In or about March, 2001, Final Judgment was entered in favor of FIP and against the Company in the principal amount of $19,382.87, plus interest, costs and attorneys’ fees. Since the entry of Judgment, FIP has taken the deposition in aid of execution of Leon Toups.

C. Management’s Response: If FIP aggressively pursues collection efforts, the Company may attempt to settle this matter, hopefully at a substantial discount off the amount of the judgment.

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D. Evaluation: As noted above, judgment has already been entered against the Company. The amount or range of potential loss would be the amount of the judgment, together with any subsequently accruing interest, costs and attorneys’ fees.

5. David R. Miller vs. EarthFirst Technologies, Inc., Case No. SC-2000-614, in the District Court, County of Carter, Oklahoma.

A. Nature of Litigation: We understand that judgment may have been entered against the Company in or about May, 2001, in the principal amount of $1,121.45, plus attorneys’ fees and costs.

B. Progress of Case: Since the entry of judgment, we have not heard anything further from the plaintiff, and we are not aware of any action taken to collect this judgment.

C. Management’s Response: The Company does not intend to take any action with respect to this claim, unless and until the plaintiff begins collection activity in Florida. At that time, the Company may attempt to settle this matter. If it cannot be settled, the Company may contest the enforceability of the judgment, on the grounds that the Oklahoma Court did not have jurisdiction over the Company.

D. Evaluation: As noted above, judgment has already been entered against the Company. The amount or range of potential loss would be the amount of the judgment, together with any subsequently accruing interest, costs and attorneys’ fees.

6. J.M. Tull Metals Corp. vs. Toups Technology Licensing, Inc., Case No. 00-2144-CO-39, in the Circuit Court for Pinellas County, Florida.

A. Nature of Litigation: Although our law firm did not handle this matter, it is our understanding that a Final Judgment was entered against the Company in this matter in the approximate amount of $14,000.00.

B. Progress of Case: We are not aware of any ongoing collection efforts on behalf of the plaintiff.

C. Management’s Response: If the plaintiff aggressively pursues collection efforts, the Company may attempt to settle this matter, hopefully at a substantial discount off the amount of the judgment.

D. Evaluation: As noted above, judgment has already been entered against the Company. The amount or range of potential loss is the amount of the judgment, plus subsequently accruing interest, costs and attorneys’ fees.

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August 26, 2004

7. Harper Van Scoik & Company, LLP v. EarthFirst Technologies, Inc., Case No. 02-9411-CI-20, in the Circuit Court for Pinellas County, Florida.

A. Nature of Litigation: This is an action by the Company’s former accountants seeking to recover on a promissory note in the principal amount of $82,000.00, which the Company gave to the plaintiff for accounting fees.

B. Progress of Case: On behalf of the Company, we have filed a notice of appearance. Plaintiff’s counsel has granted us an indefinite extension of time to respond to plaintiff’s complaint, while the plaintiff evaluates the Company’s financial condition.

C. Management’s Response: The Company believes it has substantial defenses to the plaintiff’s complaint, as a result of material errors and omissions by the plaintiff in connection with the Company’s financial statements and tax returns during the 1998-1999 time period. Accordingly, if the Company is unable to persuade the plaintiff to drop this action, the Company intends to vigorously defend this matter, and possibly file a counterclaim against the plaintiff.

D. Evaluation: Due to the fact that no discovery has been undertaken, we are not in a position to make an evaluation of the likelihood of an unfavorable outcome or the amount or range of potential loss.

8. EarthFirst Technologies, Inc. and EarthFirst NextGas, Inc. vs. Ruggero M. Santilli, Hadronic Press, Inc. and Institute for Basic Research, Inc., Consolidated Case Nos. 02-1492; 02-5644; 02-5668, Division B, in the Circuit Court for Hillsborough County, Florida.

A. Nature of Litigation: The Company has filed suit against Dr. Ruggero Santilli (“Santilli”), his wife and related companies, alleging breach of contract, tortuous interference, libel, breach of fiduciary duty, misappropriation of trade secrets, conversion, replevin, constructive trust and fraud. Santilli and his corporation Hadronic Press, Inc. filed separate lawsuits against the Company and its subsidiaries EarthFirst NextGas, Inc. (“EFNG”), and U.S. Magnegas, Inc. (“USM”), which have been consolidated with the Company’s lawsuit. In their lawsuits, Santilli and Hadronic Press, Inc. (“HPI”) allege civil theft, conversion, breach of fiduciary duty, fraud, conspiracy to defraud, tortuous interference and conspiracy to tortuously interfere, and breach of contract.

B. Progress of Case: The Company obtained a temporary injunction against Santilli and his corporations from making and/or publishing defamatory statements or otherwise contacting or communicating with the Company’s current or prospective customers, clients, employees, affiliates or agents with respect to the issues or claims asserted by Santilli and his “Notice to Cease and Desist Civil and Criminal Violations in your Activities with MagneGas-NextGas Technology”. In addition,

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the parties have filed various motions directed to the pleadings. Paper discovery has been served, but no depositions have been taken, and no trial has been scheduled. Santilli and his corporate entities have also filed a motion to dissolve the injunction and motion for partial summary judgment, which are currently pending.

C. Management’s Response: The Company intends to attempt to negotiate an amicable resolution of this matter with Santilli, his wife and his related companies. If the Company is unable to settle this matter, the Company intends to vigorously litigate its claims, and defend the claims asserted by Santilli, et al.

D. Evaluation: Due to the early stage of this matter and the fact that no depositions have been taken, we are not in a position to make an evaluation of the likelihood of an unfavorable outcome or the amount or range of potential loss.

9. Xerographics

A. Nature of Litigation: No litigation has been filed. However, in July 2002, the Company received a demand letter from a collection agency for Xerographics, Inc. (“Xerographics”), demanding payment in the amount of $14,348.67.

B. Progress of Case: We are not aware of any further action by Xerographics after its demand letter in July 2002.

C. Management’s Response: Management intends to wait and see if Xerographics pursues this claim, before deciding what course of action to take.

D. Evaluation: Due to the early stage of this matter and the facts that no suit has been filed and no discovery has been taken, we are not in any position to make an evaluation of the likelihood of an unfavorable outcome, or the amount or range of potential loss.

10. Tew, Barnes & Atkinson, LLP

A. Nature of Litigation: No litigation has been filed. However, in June 2002, the Company received a demand from Tew, Barnes & Atkinson, LLP (“Tew Law Firm”), in the amount of $18,193.63, which is alleged to be due for legal services performed for the Company and one of its subsidiaries.

B. Progress of Case: The Company responded to the Tew Law Firm’s demand letter by a letter stating that: (i) the Company has no liability for the debts of its independent subsidiary InterSource Healthcare, Inc.; and (ii) fees incurred in connection with the litigation with Paragon Group, Inc., were to paid out of any recovery from Paragon.

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C. Management’s Response: If the Tew Law Firm pursues this claim, the Company intends to vigorously defend same.

D. Evaluation: Due to the early stage of this matter and the fact that no suit has been filed and no discovery has been taken, we are not in any position to make an evaluation of the likelihood of an unfavorable outcome, or the amount or range of potential loss.

11. Tampa Service Company, Inc. d/b/a Pacesetter Personnel Services vs. U.S. Magnegas, Inc., Case No. 02-13481, Division J, in the County Court for Hillsborough County, Florida.

A. Nature of Litigation: This was an action by Tampa Service Company, Inc. d/b/a Pacesetter Personnel Service (“Pacesetter”), against USM alleging non-payment for temporary help services rendered to USM.

B. Progress of Case: This matter was not defended, and on August 9, 2002, Pacesetter obtained a judgment against USM in the aggregate amount of $4,568.99.

C. Management’s Response: Since USM is a separate, independent corporate entity which is no longer in business, the Company does not intend to take any action to satisfy Pacesetter’s judgment.

D. Evaluation: Due to the fact that a judgment has been entered, the amount or range of potential loss is the amount of the judgment plus subsequently accruing interest, costs and attorneys’ fees.

12. Mainzer Management, Inc. v. U.S. Magnegas, Inc., Case No. 02-16610-CC, Division I, in the County Court for Hillsborough County, Florida.

A. Nature of Litigation: This was a lawsuit filed by Mainzer Management, Inc. (“Mainzer”), against USM, alleging non-payment for temporary help services.

B. Progress of Case: This was case was not defended, and a final judgment in the aggregate amount of $9,057.37 was entered against USM on September 26, 2002.

C. Management’s Response: Since USM is a separate, independent corporate entity which is no longer in business, the Company does not intend to take any action to satisfy Mainzer’s judgment.

D. Evaluation: Due to the fact that a judgment has been entered, the amount or range of potential loss is the amount of the judgment plus subsequently accruing interest, costs and attorneys’ fees.

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13. Harmony, L.L.C. v. EarthFirst Waste To Energy, Inc., Case No. 2002-CA-10033, Division I, in the Circuit Court for Hillsborough County, Florida.

A. Nature of Litigation: Harmony, L.L.C. (“Harmony”), sued EarthFirst Waste To Energy, Inc. (“EFWE”), alleging nonpayment for engineering services rendered at EFWE’s Mississippi location.

B. Progress of Case: Harmony obtained a judgment against EFWE in the principal amount of $82,952.73, plus interest, from the Circuit Court of Claiborn County, Mississippi. Harmony recorded its judgment with the Circuit Court for Hillsborough County, Florida. Thereafter, Harmony engaged in post-judgment discovery. EFWE settled this matter in or about May 2003, by agreeing to deliver to Harmony stock in the Company, as well as stock in American Enterprise Corporation. In addition, EFWE agreed to cause the Company to grant Harmony the right to build the Company’s solid waste plant on a cost-plus basis, once specifications and requirements for such plans are defined. EFWE further agreed to cause the Company to grant Harmony a right of first refusal to build additional solid waste plants on a fixed place basis, once costs are defined and agreed to. Finally, the Company agreed that if the value of the stock delivered to Harmony is less than $83,000.00 ninety (90) days after the date of delivery, EFWE would pay the amount of such deficit to Harmony within six (6) months thereafter.

C. Management’s Response: EFWE intends to honor its obligations under Settlement Agreement with Harmony.

D. Evaluation: The amount or range of potential loss is the value of the remaining obligations of EFWE under its Settlement Agreement with Harmony.

14. Kimmins Contracting Corp. v. Gibsonton Property, Inc., Case No. 02-05968, Division J, in the Circuit Court for Hillsborough County, Florida.

A. Nature of Litigation: This is an action by Kimmins Contracting Corp. (“Kimmins”), seeking to foreclose a construction lien against property owned by Gibsonton Property, Inc. (“Gibsonton”) as a result of certain clean-up and disposal services allegedly performed on Gibsonton’s real property.

B. Progress of Case: On behalf of Gibsonton, we filed a motion to dismiss Kimmins’ complaint on the grounds that Kimmins failed to timely serve a notice to owner, which is required to perfect Kimmins’ construction lien. In or about August 2003, Gibsonton Property, Inc. sold the subject property to The Michigan Trust (“Michigan”). In connection with its purchase of the subject property, Michigan agreed to hold harmless, defend and indemnify Gibsonton from Kimmins’ claims. Michigan has retained Joseph N. Perlman, Esquire, 1101 Belcher Road South, Suite B, Largo, Florida 33771-3356 (telephone 727/536-2711) to defend Gibsonton Property, Inc. in this matter. Mr. Perlman should be consulted regarding the progress of this case subsequent to September 17, 2003, when he was substituted as counsel for our firm.

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C. Management’s Response: See paragraph B above.

D. Evaluation: See paragraph B above.

15. Meyers vs. EarthFirst NextGas, Inc., Case No. 2003-9556-C-8, in the Circuit Court for Pinellas County, Florida.

A. Nature of Litigation: This is an action by Eugene R. Meyers and Doris J. Meyers, Trustees (hereafter collectively “Meyers”), against EFNG, alleging breach of a commercial lease agreement. The total damages claimed, including attorneys’ fees are approximately $24,000.00.

B. Progress of Case: We filed an answer on behalf of EFNG. We also have settlement discussions with Meyers’ attorney, in which they have indicated that Meyers would accept the sum of $21,000.00 in settlement. To date, we have received no response from EFNG to this settlement proposal.

C. Management’s Response: EFNG intends to negotiate a settlement of this matter with Meyers.

D. Evaluation: Based upon discussions with Management, it appears that EFNG is liable for all, or at least a substantial portion, of the amount claimed by Meyers.

16. APG Electric, Inc. vs. EarthFirst NextGas, Inc., Case No. 04-00928, Division H, in the County Court for Hillsborough County, Florida.

A. Nature of Litigation: This is an action by APG Electric, Inc. (“APG”), alleging that EFNG breached an oral contract for the supply of labor and materials by APG to a project known as Bigspark Fuel Generation System.

B. Progress of Case: On behalf of EFNG, we filed an answer and affirmative defenses to APG’s complaint; and we served a request for production and interrogatories on APG. APG responded to EFNG’s discovery requests, and has served interrogatories, a request for production and request for admissions on EFNG.

C. Management’s Response: EFNG intends to attempt to amicably resolve this matter through settlement. If EFNG is unable to amicably resolve this matter through settlement, Management intends to vigorously oppose APG’s claim.

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D. Evaluation: The contract price alleged by APG is $28,500.00, upon which APG seeks its lost profits. However, APG has indicated a willingness to settle this matter for $7,370.00, which APG contends is the labor and materials (with mark-up) which it expended on this project.

17. Winston & Strawn.

A. Nature of Litigation: No suit has been filed. However, in or about February 2004, the Company received a demand letter from Winston & Strawn, demanding payment of a balance allegedly due of $212,208.41.

B. Progress of Case: It is our understanding that the Company responded to Winston & Strawn’s demand letter in March 2004.

C. Management’s Response: The Company is hopeful of persuading Winston & Strawn to not pursue its alleged claim against the Company, because the Company has raised concerns over the soundness of the legal advice received from Winston & Strawn.

D. Evaluation: Due to the early stage of this matter, and the fact that no discovery has been taken, we are not in a position to make an evaluation of the likelihood of an unfavorable outcome or the amount or range of potential loss.

18. Aurora Credit Services, Inc. vs. Intersource Health Care, Inc., Case No. 03-4719-CI-19, in the Circuit Court for Pinellas County, Florida.

A. Nature of Litigation: This is an action by Aurora Credit Services, Inc. (“Aurora”), against Intersource Health Care, Inc., seeking recovery under a promissory note in the principal amount of $49,574.04, plus interest, costs and attorneys’ fees.

B. Progress of Case: Pursuant to the directions of the Company, we did not defend Intersource Health Care, Inc., and we assume that a default has been entered. In the interim, Aurora is pursuing the individual guarantors under the note.

C. Management’s Response: Management has instructed us to not defend Intersource Health Care, Inc. in this matter.

D. Evaluation: The amount or range of potential loss to Intersource Health Care, Inc. is the principal amount of $49,574.04, plus interest, costs and attorneys’ fees. We are not aware of any claim being made against the Company for this obligation.

19. Investor’s Business Daily, Inc. vs. EarthFirst Technologies, Inc., Case No. 2004 SC 756 NC, in the County Court for Sarasota County, Florida.

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A. Nature of Litigation: This is an action by Investor’s Business Daily, Inc. (“Investor’s”), seeking to recover the principal sum of $3,820.33, plus interest and costs for advertising.

B. Progress of Case: Pursuant to the directions of the Company we did not defend this matter, and we assume that a default has been entered.

C. Management’s Response: If Investor’s aggressively pursues collection efforts, the Company may attempt to negotiate a settlement, hopefully at a substantial discount, with the settlement payments being made in installments.

D. Evaluation: The amount or range of potential loss is $3,820.33, plus interest and costs.

20. J.A. Riggs Tractor Company v. SAC-I, Inc., Case No. 2002-CA-8738, Division J, in the Circuit Court for Hillsborough County, Florida.

A. Nature of Litigation: J.A. Riggs Tractor Company (“Riggs”), obtained a judgment in the Circuit Court of Pulaski County, Arkansas against SAC-I, Inc. in the principal amount of $267,063.31, plus interest. Riggs then domesticated its foreign judgment against SAC-I in the Circuit Court for Hillsborough County, Florida.

B. Progress of Case: Riggs has instituted proceedings supplementary to execution, and has obtained an order impleading John Stanton and James V. Mahoney as Trustees of Gibsonton Property, Inc., a dissolved corporation. The basis for the proceedings supplementary and impleader is that Riggs contends that SAC-I, Inc. fraudulently transferred real property to Gibsonton Property, Inc. Accordingly, Riggs attempts to set aside that transfer, so that it can levy upon the real property in satisfaction of its judgment.

C. Management’s Response: The Company intends to vigorously defend Riggs’ interpleader action.

D. Evaluation: Due to the early stage of this matter, and the fact that no discovery has been taken, we are not in a position to make an evaluation of the likelihood of an unfavorable outcome or the amount or range of potential loss.

21. Florida Sales and Use Taxes: We understand that the Florida Department of Revenue has conducted an audit or examination of the Company, and contends that the Company owes certain Florida sales and use taxes. We are not actively involved in this matter, and we understand that it is being handled internally by Tim Klace at the Company. Accordingly, we would refer all inquiries concerning this matter to Mr. Klace.

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August 26, 2004

22. Bank of America Vehicle Lease.

A. Nature of Litigation: No suit has been filed. However, in or about May 2003, Bank of America made a claim against the Company in the amount of $13,728.43 in connection with a vehicle lease.

B. Progress of Case: On behalf of the Company, we offered to pay Bank of America $1,000.00 in full settlement of this matter. Bank of America rejected this offer and offered to accept the sum of $10,000.00 in full settlement. Bank of America has privately advised us they might go as low as $7,500.00 to settle this matter. We have not had any further communications have been received from Bank of America since early August 2003.

C. Management’s Response: If Bank of America aggressively pursues collection efforts, the Company may attempt to negotiate a settlement, hopefully at a substantial discount, with settlement payments being made in installments.

D. Evaluation: From discussions with the Company, it appears the Company is liable for all or a substantial portion of the amount claimed by Bank of America.

As contemplated by paragraph 5 of the Statement, we do not comment concerning loss contingencies that are within the scope of clauses (b) or (c) thereof and have not been specifically identified in the Company’s letter. Consistent with the foregoing, we also do not comment with respect to whether we have advised the Company regarding the disclosure of any such loss contingencies. We understand that the Company has provided you with memos discussing the foregoing loss contingencies, as well as other potential loss contingencies which our law firm is not handling for the Company.

As of December 31, 2003, $9,390.00 was due the firm from the Company for professional services rendered and $631.52 for out-of-pocket expenses, all of which has been paid prior to the date of this letter. We are engaged in the performance of various services for the Company for which it will be obligated to pay attorney’s fees and to reimburse us for out-of-pocket expenses. The amounts of such fees and expenses have not yet been determined.

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Aidman, Piser and Company

August 26, 2004

The information set forth herein is as of April 9, 2004, the date on which we commenced our internal review procedure for purposes of preparing this response, except as otherwise noted, and we disclaim any undertaking to advise you of changes that thereafter may be brought to our attention.

Very truly yours,

CAREY, O’MALLEY, WHITAKER & MANSON, P.A.

Michael R. Carey

MRC/gp

cc:	Tim Klace
Frank Barker

EXHIBIT “E”

Agreements

NONE

EXHIBIT “F”

LITIGATION SCHEDULE

AS OF AUGUST 1, 2004

1.	Electric Machinery Enterprises, Inc. vs. Fireline Restoration, Inc. and Thornton Laboratories, Inc. (Case Number 01-000570, Hillsborough County, FL). EME sued Fireline Restoration, Inc. for payment of $88,513.15, plus accrued prejudgment interest, costs, and attorneys’ fees. EME performed construction work which totaled $98,513.15. Fireline made one payment of $10,000.00. EME is also asserting a construction lien against the real property owned by Thornton Laboratories, Inc. The issue of whether or not this case will be litigated or arbitrated has not yet been determined. There is a motion pending to compel arbitration. In any event, this case is not complicated and should proceed to trial within the year.

In accordance with the “Cash Collateral Order” entered on or about January 6, 2004, the following information is provided.

a.	The dollar amount of the original claim is $88,513.15.

b.	EME’s in-house counsel, Leon A. Williamson, Jr., is handling this matter.

c.	This account is not on the balance sheet.

d.	This case is pending in Circuit Court in Hillsborough County, Florida.

e.	There is no trial scheduled at this time.

f.	Debtor expects to collect the total amount of its claim plus interest and attorneys’ fees.

g.	There are no counterclaims or crossclaims. Fireline claims EME performed work which was not authorized by Fireline.

h.	EME has only expended the filing fee of $251.00 and the lien recording fee of $12.00. EME has incurred no attorneys’ fees other than its house counsel regular salary.

i.	EME only expects to pay litigation costs for depositions, copies, etc., estimated to be less than $2,000 to $3,000, together with the regular salary of EME’s house counsel.

j.	EME’s best estimate of recovery in this case is the first six months of 2005.

2.	EME vs. Fred McGilvray, Ltd. (Case No. 03-4814, Hillsborough County, FL).

In accordance with the “Cash Collateral Order” entered on or about January 6, 2004, the following information is provided.

a.	EME’s original claim was $165,792.00.

b.	EME’s house counsel is handling this matter.

c.	This receivable is not on EME’s balance sheet.

d.	This case is pending in Circuit Court in Hillsborough County, Florida.

e.	There is no trial scheduled at this time.

f.	EME expects to recover the full amount set forth above plus prejudgment interest.

g.	Defendant claims that EME performed defective work and that EME did not perform all of the work.

h.	Defendant has asserted counterclaims for these alleged deficiencies by EME.

i.	EME has only expended $251.00 for filing fees, together with its house counsel’s regular salary.

j.	EME estimates that less than $5,000.00 in costs will be required to conclude this case, together with its house counsel’s regular salary.

k.	EME’s best estimate is that this recovery will be received during the year 2005.

3.	Electric Machinery Enterprises, Inc. vs. Virdette Woodford Otkins (Case No. 03-731, Division C, in the Circuit Court of the Thirteenth Judicial Circuit, in and for Hillsborough County, FL).

In accordance with the “Cash Collateral Order” entered on or about January 6, 2004, the following information is provided.

a.	The dollar amount of the original claim exceeds $500,000.

b.	EME has engaged Rebecca Bell, Esq., to handle this action.

c.	This receivable does not appear on EME’s balance sheet.

d.	This action is pending in Circuit Court in Hillsborough County, Florida.

e.	There is no trial scheduled.

f.	EME has recovered the approximate sum of $38,000.00. EME does not reasonably anticipate recovering any additional funds due to the financial condition and probable judgment proof status of this Defendant.

g.	Defendant has not asserted any defenses.

h.	EME has expended approximately $1,000.00 in costs.

i.	To conclude the case to judgment, EME expects to spend less than an additional $1,000.00 in costs.

j.	EME is not able to anticipate when any recovery will be expected.

4.	George F. Riley, individually, and as the Trustee of the George F. Riley Business Trust dated April 17, 1997, as designees of Clover Technologies, Inc., a Michigan corporation, vs. Electric Machinery Enterprises, Inc. (Case No. 01-007542, Division J, in the Circuit Court of the Thirteenth Judicial Circuit, in and for Hillsborough County, FL). This is an action whereby a successor in interest to an entity known as Clover Technologies, Inc. sued EME and the Owner of the project, Citicorp, for funds allegedly due for extra work. EME admitted having purchase orders with Clover, that paid all amounts due under the purchase orders. The amounts sued for were requested by the Owner directly to Clover and, therefore, EME does not believe, had this case proceeded to trial, that EME would have been liable for any sum. Any proof of claim filed by George F. Riley will be objected to.

EME will not provide the information set forth in the Cash Collateral Order since those requirements apply only to affirmative claims by EME.

5.	Electric Machinery Enterprises, Inc. vs. Hunt, Clark/Construct Two, a Joint Venture, and Orange County (Adversary No. 03-00811). This action is currently an adversary proceeding pending in the Bankruptcy Court in the Middle District of Florida, Tampa Division. In accordance with the Cash Collateral Order signed on or about January 6, 2004, EME provides the following information.

a.	The dollar amount of the claim is approximately $8,600,000.00. The entire amount is disputed. EME currently has engaged the law firm of McRae and Metcalf to handle this litigation matter.

b.	This receivable does not appear on EME’s balance sheet.

c.	This matter is pending in Bankruptcy Court in the Middle District of Florida, Tampa Division.

d.	The trial is scheduled in October of 2004.

e.	EME expects to collect the full amount of this claim plus interest and attorneys’ fees.

f.	Defendants have asserted various technical contract related defenses.

g.	EME has incurred, but not expended, the sum of $634,486.00 in fees and costs to date. EME has actually paid $417,189.00 in fees and costs to date.

h.	EME expects to incur an additional $150,000.00 in attorneys’ fees, plus a contingency fee of 12.5% of the recovery to properly conclude this matter. EME expects to expend less than $20,000.00 in costs to conclude this matter.

i.	EME cannot estimate when the recovery is expected, as EME cannot predict whether or not Defendants will appeal any judgment entered in EME’s favor.

6.	Grable Plumbing Co., Inc. vs. Electric Machinery Enterprises, Inc. (Case No. 02-022342 SC, Division I, in the County Court of the Thirteenth Judicial Circuit in and for Hillsborough County, FL). By this action, Grable Plumbing Co. seeks the approximate sum of $3,000.00 from EME for plumbing work done at EME’s premises. EME contends that the amount claimed by Grable is grossly overstated, and EME will object to any proof of claim filed by Grable.

EME will not provide the information set forth in the Cash Collateral Order since those requirements apply only to affirmative claims by EME.

7.	Boyce Sanders vs. Electric Machinery Enterprises, Inc. (Case No. 2002 08937, Division H, in the Circuit Court of the Thirteenth Judicial Circuit in and for Hillsborough County, FL). This is an action by Boyce Sanders, EME’s former employee, to collect sums due on promissory notes executed by Electric Machinery Enterprises, Inc. EME contends that any notes executed by EME were discharged by payment. Any proof of claim filed by Boyce Sanders will be objected to.

EME will not provide the information set forth in the Cash Collateral Order since those requirements apply only to affirmative claims by EME.

8.	The Peak Oil Site RD/RA vs. Peak Oil Company, et al. (Case No. 8:01-cv-352-T-23EAJ, in the United States District Court for the Middle District of Florida, Tampa Division). This is a superfund case where EME was a potentially responsible party (PRP”), due to EME’s alleged generation of contaminants that ended up at this site. The latest offer to settle this matter would have required a payment by EME of the approximate sum of $8,200.00. EME claims that it was a separate and distinct company, Electric Machinery Company, not Electric Machinery Enterprises, Inc., that generated these contaminants and, therefore, any proof of claim filed would be objected to.

EME will not provide the information set forth in the Cash Collateral Order since those requirements apply only to affirmative claims by EME.

9.	Calicoat vs. Electric Machinery Enterprises, Inc. (Case No. CI0 01-2356, in the Circuit Court of the Ninth Judicial Circuit in and for Orange County, FL). This is a personal injury action which is being defended by EME’s insurance company. Any eventual judgment will be paid by EME’s insurance company.

EME will not provide the information set forth in the Cash Collateral Order since those requirements apply only to affirmative claims by EME.

10.	Don Jordan vs. Electric Machinery Enterprises, Inc. (Case No. 1492 of 2000, in the High Court of Justice Civil Division - Barbados). This is a personal injury action pending. EME denies liability.

EME will not provide the information set forth in the Cash Collateral Order since those requirements apply only to affirmative claims by EME.

11.	Daley vs. Electric Machinery Enterprises, Inc. (Case No. CIO-02-66(40), in the Circuit Court of the Ninth Judicial Circuit in and for Orange County, FL). This is a personal injury action which is being defended by EME’s insurance company. Any judgment will be paid by EME’s insurance company.

EME will not provide the information set forth in the Cash Collateral Order since those requirements apply only to affirmative claims by EME.

12.	There was until recently a case pending in Circuit Court in and for Orange County, Florida, between The Whiting-Turner Contracting Company and Universal City Development Partners. EME was not a party to this litigation; however, Whiting-Turner was advancing EME’s claim as a pass-through. EME and its sureties and Whiting-Turner and its sureties have entered into a Tolling Agreement whereby all applicable statutes of limitation are tolled until a period ending subsequent to resolution of this litigation. EME has recently learned that this case was settled by Whiting-Turner without EME’s knowledge and/or consent. Whiting-Turner has informed EME that amounts it advanced to EME previously on its claim are all that Whiting-Turner will offer EME in payment of its claim. EME, obviously, disputes this and claims substantial additional amounts are due EME. Under the above-described Tolling Agreement, EME and Whiting-Turner agreed to arbitrate EME’s claim if EME and Whiting-Turner did not reach an amicable resolution at the end of the litigation recently settled by Whiting-Turner. EME is in the process of finalizing a Contingent Fee Agreement with attorney Joseph G. Thresher to prosecute this claim against Whiting-Turner on EME’s behalf. Mr. Thresher is a construction law attorney with more than 40 years’ experience in litigating complex construction matters. Mr. Thresher has agreed to prosecute this case pursuant to a pure contingent arrangement whereby Mr. Thresher will only be paid a percentage of a recovery from Whiting-Turner. EME has not finalized its negotiations with respect to the percentage amount. Once this Agreement is finalized, EME intends to promptly submit it to the Bankruptcy Court for approval. Thereafter, EME will diligently proceed to prosecute its claim against Whiting-Turner either in arbitration or pursuant to an adversary proceeding in the Bankruptcy Court.

In accordance with the “Cash Collateral Order” entered on or about January 6, 2004, the following information is provided.

a.	The dollar amount of the original claim exceeds $5,000,000. Universal and now Whiting-Turner dispute the entirety of the claim.

b.	EME is in the process of finalizing a fee contract with Thresher, P.A. for submission to the Bankruptcy Court.

c.	This receivable does not appear on EME’s balance sheet.

d.	The status is that the Tolling Agreement is still in effect.

e.	There is no arbitration scheduled.

f.	EME is unaware if Whiting-Turner will assert defenses. EME has expended approximately $50,000.00 in fees and costs in this matter.

g.	EME cannot estimate when recovery is expected.

EXHIBIT “G”

NONE

EXHIBIT “H”

SECURED DEBT SCHEDULE

Electric Machinery Enterprises, Inc.		Account Balance

Fidelity Leasing Corp.	Nortel Phone System	$ 13,636.68
Fidelity Leasing Corp.	Microsoft Office/Zenworks Software	896.76
SunTrust Bank—Equipment	Equipment	65,280.45
SunTrust Bank—Equipment	Equipment	15,416.62

		95,230.52
SunTrust Bank LOC	Secured by accounts receivable, inventory and equipment	7,431,285.45

		$7,526,515.97

EME Modular Structures, Inc.

SunTrust Bank	Real Estate	$1,310,416.70
SunTrust Bank	1985 Ford Mack Truck	11,509.21
SunTrust Bank	1995 Ford 250	1,191.21
Suncoast Equipment Funding Corp.	Clausing Metal Muncher 100 Ton	10,294.93
SunTrust Bank	Equipment	14,888.96
Escape Velocity		406,000.00

		$1,754,301.01

E.M. Enterprises General Contractors, Inc.

SunTrust Bank	2001 Ford F350	$ 10,684.28
SunTrust Bank	1997 Ford F250	7,047.72
SunTrust Bank—F350	2003 Ford F350	24,363.31

		$ 42,095.31

EXHIBIT “I”

Electric Machinery Enterprises, Inc.	8/19/04
Assessments

Sales and Use Tax—Pre-petition	$24,833.10
FICA and Withholding Tax—Pre-petition	86,428.48

$111,261.58

These amounts, exclusive of any interest and penalty, could not be paid by the company during bankruptcy.